Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172562

PRICING SUPPLEMENT NO. 2013—CMTNH0009 DATED JANUARY 28, 2013
(TO PROSPECTUS SUPPLEMENT DATED DECEMBER 20, 2012 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM SENIOR NOTES, SERIES H

CITIGROUP INC.
Strategic Market Access Notes Based Upon a Basket of Energy-Related Master Limited Partnerships
Due February 4, 2015

•	The notes will mature on February 4, 2015.

•
Each note has a stated principal amount of $1,000.  However, the notes are not principal protected.  The amount you receive at maturity, if any, may be less than the stated principal amount of the notes and could be zero.

•
All payments due on the notes, including at maturity, will be based on the performance of the price of the common units (which we refer to as the basket components) of ten energy-related Master Limited Partnerships (MLPs) contained in a basket (which we refer to as the energy MLP basket) that will be equally weighted initially and rebalanced to equal weighting on January 29, 2014, which date we refer to as the basket rebalancing date.

•
We will pay interest on the notes quarterly on the 3rd of each February, May, August and November, beginning on May 3, 2013, and on the maturity date.  The amount of interest payable per note will vary and for each quarterly interest period will equal the sum of (i) the fixed interest amount and (ii) the variable interest amount, which may be zero.  The fixed interest amount will equal 0.10% per annum of each $1,000 note.  The variable interest amount will equal the total amount of ordinary cash dividends with respect to the basket components for which an ex-date has occurred during each quarterly interest period, if any, for each $1,000 note, after giving effect to the $10 sales charge per note (which amount we refer to as the dividend amount).

•
If you hold your notes at maturity, you will receive for each note a maturity payment equal to the net investment value of the note on the third trading day prior to the maturity date (which we refer to as the valuation date), plus accrued and unpaid interest.  The maturity payment you receive, if any, may be less than your initial investment in the notes and could be zero.

•
On January 28, 2013, which we refer to as the pricing date, the net investment value was $990 per note.  On any trading day after the pricing date, the net investment value per note will equal (A) (i) $990 multiplied by (ii) the basket return percentage of the energy MLP basket, which compares the value of the energy MLP basket on that trading day to its value on the pricing date plus (B) any accrued and unpaid dividend amount up to and including that trading day minus (C) an amount equal to the basket adjustment factor calculated up to and including that trading day (which amount we refer to as the accumulated basket adjustment fee).

•
Because the net investment value per note will be determined by multiplying the basket return percentage by $990, not by the stated principal amount of $1,000 per note, only 99.00% of the stated principal amount of the notes will participate in the appreciation, if any, of the energy MLP basket. Additionally, the net investment value per note will be calculated after the deduction of a basket adjustment factor of 1.00% per annum, which will accrue daily during the term of the notes based upon the net investment value on the immediately preceding trading day.  The deduction of this basket adjustment factor will reduce the net investment value, and therefore, the return on your investment in the notes, if any. At maturity, you will receive an amount less than the stated principal amount of the notes unless the net investment value on the valuation date has increased from the net investment value on the pricing date by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note.  The sales charge represents the underwriting fee payable by us for notes sold in this offering to brokerage accounts.

•	The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The notes will not be listed on any securities exchange. You should not invest in the notes unless you are willing to hold them to maturity

Investing in the notes involves a number of risks.  See “Risk Factors Relating to the Notes” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense. The notes are not deposits or savings accounts but are senior unsecured debt obligations of Citigroup Inc.  The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Note	Total
Public Offering Price(1)	$ 1,000.00	$ 3,777,000
Underwriting Fee(2)	$ 10.00	$ 37,770
Proceeds to Citigroup Inc.	$ 990.00	$ 3,739,230

(1)	The public offering price for investors purchasing the notes in fee-based advisory accounts will be $990 per note.

(2)
Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $10 for each $1,000 note sold in this offering to brokerage accounts.  Citigroup Global Markets Inc. will pay selected dealers a selling concession of $10 for each $1,000 note they sell to brokerage accounts.  Citigroup Global Markets Inc. will not receive an underwriting fee, and dealers will not receive a selling concession, for any sales of the notes to fee-based advisory accounts.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the notes to purchasers on January 31, 2013.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A

What Are the Notes?

The notes are senior unsecured debt securities of Citigroup Inc. offering no principal protection.  Any maturity payment you receive may be less than your initial investment in the notes and could be zero.  All payments due on the notes, including at maturity, will be based on the performance of the basket components contained in the energy MLP basket.  The basket components will be initially equally weighted and rebalanced to equal weighting on January 29, 2014, which date we refer to as the basket rebalancing date.  The common units of the following ten MLPs comprise the basket components:

MLP Name	Ticker	Exchange
Access Midstream Partners, L.P.	ACMP	NYSE
DCP Midstream Partners, LP	DPM	NYSE
Enterprise Products Partners L.P.	EPD	NYSE
EQT Midstream Partners, LP	EQM	NYSE
Golar LNG Partners LP	GMLP	NASDAQ Global Market
MarkWest Energy Partners, L.P.	MWE	NYSE
Targa Resources Partners LP	NGLS	NYSE
Plains All American Pipeline, L.P.	PAA	NYSE
Western Gas Partners, LP	WES	NYSE
Williams Partners L.P.	WPZ	NYSE

We will pay interest on the notes quarterly on the 3rd of each February, May, August and November, beginning on May 3, 2013, and on the maturity date.  The amount of interest payable per note will vary and for each quarterly interest period will equal the sum of (i) the fixed interest amount of 0.10% per annum and (ii) the variable interest amount, which may be zero.

On January 28, 2013, which we refer to as the pricing date, the net investment value was $990 per note.  On any trading day after the pricing date, the net investment value per note will equal (A) (i) $990 multiplied by (ii) the basket return percentage plus (B) any accrued and unpaid dividend amount up to and including that trading day minus (C) the accumulated basket adjustment fee.

At maturity, you will receive for any note you then hold a maturity payment equal to the net investment value of the note on the valuation date, plus accrued and unpaid interest.  Because the net investment value per note will be determined by multiplying the basket return percentage by $990, not by the stated principal amount of $1,000 per note, only 99.00% of the stated principal amount of the notes will participate in the appreciation, if any, of the energy MLP basket. You should refer to “Description of the Notes—Net Investment Value” in this pricing supplement for more information.

The net investment value will be calculated after the deduction of an adjustment factor of 1.00% per annum which will accrue daily during the term of the notes based upon the net investment value on the immediately preceding trading day.  At maturity, you will receive an amount less than the stated principal amount of the notes unless the net investment value on the valuation date has increased from the net investment value on the pricing date by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note. The sales charge represents the underwriting fee payable by us for notes sold in this offering to brokerage accounts.

If you choose to sell your notes in the secondary market, if any, prior to maturity, the price at which you will be able to sell your notes will depend on a number of factors and may be substantially less than the amount you originally invest.

The notes will mature on February 4, 2015.  The notes are senior unsecured debt securities issued by Citigroup Inc.  The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  All payments on the notes are subject to the credit risk of Citigroup Inc.

Each note represents a stated principal amount of $1,000.  You may transfer the notes only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the Notes?

Yes.  The notes will bear a total amount of interest equal to the sum of a (i) the fixed interest amount and (ii) the variable interest amount, which may be zero.  We will pay interest in cash quarterly on the 3rd of each February, May, August and November, beginning on May 3, 2013, and on the maturity date.  We refer to each of these quarterly payment dates as an interest payment date and to the date three trading days prior to each interest payment date as an interest determination date.  Each period from but excluding an interest determination date, or the pricing date, to and including the next interest determination date, we refer to as an interest period.  The interest rate calculated for any interest period is applicable only to that interest period.  The interest payments for any other interest period will vary and may be $0.25 per note.

The fixed interest amount for any interest period will equal 0.10% per annum and will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The variable interest amount for any interest period will equal the dividend amount accrued from but excluding the prior interest determination date to and including the next following interest determination date (or, in the case of the first interest period, from but excluding the pricing date to and including the first interest determination date). If the dividend amount is zero on any interest determination date, you will not receive a variable interest amount for the related interest period, and your interest payment for that interest period will be as little as $0.25 per note.

The dividend amount will equal the total amount of ordinary cash dividends with respect to the basket components for which an ex-date has occurred during the relevant time period, if any, for each $1,000 note after giving effect to the $10 sales charge per note.

The ex-date relating to the cash dividend on any basket component is the first date on which such common units trade in the regular way on their principal national securities exchange without the right to receive this cash dividend.

The structure of the interest payments on the notes differs from notes that bear interest at a fixed rate.  You should understand how the interest rate calculations work in connection with your investment in the notes.  You can find more information in the section “Description of the Notes—Interest” in this pricing supplement.

Is There a Possibility of Loss of Principal?

Yes.  The maturity payment, if any, will be based upon the net investment value on the third trading day prior to maturity.  In order for you to receive at maturity at least the stated principal amount of the notes, the net investment value on the valuation date must be have increased from the net investment value on the pricing date by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note.  If the net investment value declines or does not increase sufficiently, the payment you receive at maturity, if any, will be less, and possibly significantly less, than the stated principal amount of your notes. You should refer to “Description of the Notes—Amounts Payable at Maturity—Hypothetical Examples” and “Risk Factors Relating to the Notes—At Maturity You May Receive Less than Your Initial Investment in the Notes if the Value of the Energy MLP Basket Declines or Does Not Increase Significantly.”

Additionally, if you choose to sell your notes in the secondary market, if any, prior to maturity, the price at which you will be able to sell your notes will depend on a number of factors and may be substantially less than the amount you originally invest.

What Is the Net Investment Value of the Notes?

On the pricing date, the net investment value was $990.  On any trading day after the pricing date, the net investment value per note will equal (A) (i) $990.00 multiplied by (ii) the basket return percentage plus (B) any accrued and unpaid dividend amount up to and including that trading day minus (C) the accumulated basket adjustment fee.

The basket return percentage on any trading day will equal the following fraction, expressed as a percentage:

Ending basket value
Starting basket value

The starting basket value will equal 100 and was set on the pricing date.

The ending basket value on any trading day will equal the closing value of the energy MLP basket on that trading day.

The closing value of the energy MLP basket on any trading day will equal the sum of the product, for each basket component, of (i) the closing price of that basket component on that trading day and (ii) that basket component’s applicable basket composition ratio.

The accumulated basket adjustment fee on any trading day will equal the following formula:

A + B ×    C    × D
       365

where,

A = the accumulated basket adjustment fee on the immediately preceding trading day;

B = the basket adjustment factor of 1.00%;

C = the number of calendar days since the immediately preceding trading day; and

D = the net investment value on the immediately preceding trading day.

For more specific information about the net investment value, basket return percentage, closing value of the energy MLP basket, dividend amount, basket adjustment factor, and the effect of a market disruption event on the determination of the net investment value of the notes, please see “Description of the Notes—Net Investment Value” in this pricing supplement.

What Will I Receive at Maturity of the Notes?

The payment you receive at maturity of the notes, if any, will be equal to the net investment value of the notes determined on the valuation date, plus accrued and unpaid interest. For the avoidance of doubt, the payment you receive at maturity of the notes will include the final interest payment, without duplication with respect to the applicable accrued and unpaid dividend amount.  The net investment value of the notes on the valuation date will depend on the performance of the energy MLP basket from the pricing date to the valuation date. In order for you to receive at the stated principal amount of $1,000 per note, the net investment value on the valuation date must have increased from the net investment value on the pricing date by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note. Otherwise, the amount you receive, if any, will be less than your initial investment in the notes and could be zero.

Where Can I Find Examples of Hypothetical Interest Payments and Maturity Payments?

For a table setting forth hypothetical interest payments and maturity payments on the notes, see “Description of the Notes—Hypothetical Examples of Interest Payments and Maturity Payments” in this pricing supplement.

What Are the Costs Related to an Investment in the Notes?

Sales Charge:  The net investment value per note on any trading day after the pricing date will be determined by multiplying the basket return percentage by $990, not $1,000 per note.  This $10 sales charge represents the underwriting fee payable by us for notes sold in this offering to brokerage accounts as set forth on the cover page of this pricing supplement.

Basket Adjustment Factor:  The net investment value will be calculated after the deduction of an adjustment factor of 1.00% per annum, which will accrue daily during the term of the notes based upon the net investment value on the immediately preceding trading day.  The deduction of this accumulated basket adjustment fee will reduce the net investment value and therefore, the return on your investment in the notes, if any.  Taking the sales charge and the basket adjustment factor together, the net investment value on the valuation date must have increased from the net investment value on the pricing date by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note in order for you to receive at least the stated principal amount of the notes.

For further information on the basket adjustment factor, please see “Description of the Notes—Net Investment Value” in this pricing supplement.  You should also refer to “Risk Factors Relating to the Notes—You Will Not Fully Participate in any Appreciation of the Energy MLP Basket” in this pricing supplement.

Who Determines the Value of the Energy MLP Basket and What Does it Measure?

Citigroup Global Markets Inc. (“Citigroup Global Markets”), as calculation agent, will determine the value of the energy MLP basket as described in the section “Description of the Notes—Net Investment Value” in this pricing supplement.  The energy MLP basket will represent the weighted returns of the common units of ten energy-related MLPs (the basket components) from the pricing date through the valuation date.  Each of the basket components initially will be equally weighted based on the closing price of each basket component on the pricing date, as determined by the calculation agent, to achieve a starting basket value of 100 for the energy MLP basket on that date.  The basket components will be rebalanced to equal weighting on the basket rebalancing date.  Upon the occurrence of certain events, the calculation agent may also remove a basket component.  If a basket component is removed, it will not be replaced and the amount of the closing value of the energy MLP basket represented by that removed basket component will be equally reapportioned to the remaining basket components.  For further information on the selection criteria, removal and rebalancing of the energy MLP basket, please see “Description of the Energy MLP Basket” in this pricing supplement.

Please note that an investment in the notes does not entitle you to any direct dividend payments from the MLP issuers, voting rights or any other ownership or other interest in respect of the basket components and the MLP issuers.

How Have the Basket Components Performed Historically?

We have provided a table showing the high and low closing prices of each basket component, as well as the ordinary cash dividends paid per common unit, for each quarterly period from January 2, 2008 (or the earliest date thereafter for which information is available) through January 28, 2013, as well as a graph of the daily closing prices of each basket component for each day such prices were available during that same period. You can find the tables and graphs in the section “Description of the Basket Components”.  We have provided this historical information to help you evaluate the behavior of the basket components in recent years.  However, past performance is not indicative of how the basket components will perform in the future or whether or not cash dividends will be paid on the basket components during the term of the notes.  You should also refer to the section “Risk Factors Relating to the Notes—The Historical Data on the Basket Components Are Not Indicative of the Future Performance of the Basket Components” and “—Certain Basket Components Have a Limited History” in this pricing supplement.

What Are the U.S. Federal Tax Consequences of Investing in the Notes?

See “United States Federal Tax Considerations” below for a description of the U.S. federal tax consequences of investing in the notes.

Will the Notes Be Listed on a Securities Exchange?

No.  The notes will not be listed on any exchange.  You should not invest in the notes unless you are willing to hold them to maturity.

Can You Tell Me More About Citigroup Inc.?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.

What Is the Role of Citigroup Inc.’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets, is the underwriter for the offering and sale of the notes.  After the initial offering, Citigroup Global Markets intends to make a secondary market in relation to the notes and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets shall be determined in Citigroup Global Markets’ sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the notes and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the notes until the maturity date. Where a market does exist, to the extent that an investor wants to sell the notes, the price may, or may not, be at a discount from the stated principal amount and the net investment value.  You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets will also act as calculation agent for the notes.  As calculation agent, Citigroup Global Markets will make determinations with respect to the notes.  You should refer to “Risk Factors Relating to the Notes—The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Inc.’s Hedging Activity?

We have hedged our obligations under the notes through one or more of our affiliates. This hedging activity may involve trading in each of the basket components. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in any secondary market that may develop. Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes—The Inclusion of Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices,” “—Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Notes” and “—Citigroup Inc.’s Hedging Activity Could Result in a Conflict of Interest” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

See “Benefit Plan Investor Considerations” below for a  description of limitations on purchases of the notes.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks.  Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the amount you receive at maturity, if any, will be based on the net investment value of the notes, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the energy MLP basket and other events that are difficult to predict and beyond our control.  Additionally, if you choose to sell your notes in the secondary market, if any, prior to maturity, the price at which you will be able to sell your notes will depend on a number of factors and may be substantially less than the amount you originally invest and the net investment value.

Risk Factors Relating to the Notes

At Maturity You May Receive Less than Your Initial Investment in the Notes if the Value of the Energy MLP Basket Declines or Does Not Increase Significantly

The amount payable at maturity, if any, will depend on the net investment value on the valuation date.  As a result, the amount you receive at maturity, if any, may be less than the amount you paid for your notes.  If the value of the energy MLP basket declines, remains the same or does not increase by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note from its value on the pricing date, so that the net investment value on the valuation date is less than $1,000 per note, the amount you receive for each note at maturity will be less than the stated principal amount of $1,000 per note.  This will be true even if the value of the energy MLP basket at one or more times during the term of the notes exceeds the value of the energy MLP basket on the pricing date.

The Amount of Interest Payable on the Notes Will Vary and May Be as Low as 0.10% Per Annum

Because the variable interest amount portion of the interest payment on the notes is based on the dividend amount during the relevant interest period, the amount of interest payable on the notes will vary and may be as low as 0.10% per annum per $1,000 note.  If the dividend amount is zero on any interest determination date, you will not receive a variable interest amount for the related interest period and the total amount of interest payable per note during that interest period will be $0.25 (0.10% per annum paid quarterly).

You Will Not Fully Participate in Any Appreciation of the Energy MLP Basket

Because the net investment value per note is determined by multiplying the basket return percentage by $990, not by the stated principal amount of $1,000 per note, only 99.00% of the stated principal amount of the notes will participate in the appreciation, if any, of the energy MLP basket. Additionally, the net investment value is calculated after deducting the basket adjustment factor, which further reduces your participation in the appreciation, if any, of the energy MLP basket.  Thus, the net investment value on the valuation date must have increased from the net investment value on the pricing date by an amount greater than the sum of (i) the accumulated basket adjustment fee and (ii) a sales charge of $10 per note.  This $10 sales charge represents the underwriting fee payable by us for notes sold in this offering to brokerage accounts as set forth on the cover page of this pricing supplement.

The Return on the Energy MLP Basket May Be Lower Than the Return on One or More of the Basket Components

Because the value of the energy MLP basket will be based on the closing prices of the ten basket components, a significant increase in the closing price of one basket component but not another may be substantially or entirely offset by a decrease in the closing price of another basket component.  This may cause your return on the notes, if any, to be less than the return on a similar instrument linked to one or more of the basket components.

The Notes are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to its Credit Ratings or Credit Spreads May Adversely Affect the Value of the Notes

Investors are dependent on the ability of Citigroup Inc. to pay all amounts due on the notes, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the value of the notes.

The Notes Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.

Citigroup Global Markets intends to make a secondary market in relation to the notes and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets shall be determined in Citigroup Global Markets’ sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the notes and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the notes until the maturity date. Where a market does exist, to the extent that an investor wants to sell the notes, the price may, or may not, be at a discount from the stated principal amount.

The Inclusion of Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, the cost of hedging our obligations under the notes, the accumulated basket adjustment fee and, for brokerage accounts, the $10 per note sales charge paid with respect to the notes.  The $10 sales charge represents the underwriting fee payable by us for notes sold in this offering to brokerage accounts as set forth on the cover page of the pricing supplement. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price for the notes is also likely to be reduced by the costs of unwinding the related hedging transactions.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Notes

Hedging activities related to the notes by one or more of our affiliates will likely involve trading in each of the basket components.  This hedging activity on, or prior to, the pricing date could increase the closing prices of the basket components, and potentially increase the closing prices the basket components must be above on the valuation date before you can receive at maturity a payment that exceeds your initial investment in the notes.  This hedging activity during the term of the notes could also affect the net investment value and therefore the value of the notes.  It is possible that we or our affiliates may profit from our hedging activity, even if the value of the notes declines.  Profit or loss from this hedging activity could affect the amount, if any, you receive at maturity and the price, if any, at which Citigroup Inc.’s affiliate Citigroup Global Markets may be willing to purchase your notes in any secondary market that may develop.

Citigroup Inc.’s affiliates, including Citigroup Global Markets, may from time to time buy or sell the basket components or derivative instruments relating to the basket components for their own accounts in connection with their normal business practices.  These transactions could affect the value of the energy MLP basket and, thus, the value of the notes.

Investing in the Notes is Not Equivalent to Investing in the Basket Components

An investment in the notes is not equivalent to an investment in each of the basket components.  The performance of the notes will reflect the $10 sales charge paid with respect to the notes, as well as the accumulated basket adjustment fee.  Because of the sales charge, the net investment value of the notes and any dividend amount you may receive on the notes will be calculated based on $990 per note, not the stated principal amount of $1,000 per note, and  the accumulated basket adjustment fee represents an additional 1.00% deduction per annum from the performance of the basket components (based on the net investment value on each trading date).  Moreover, all payments on the notes are subject to the credit risk of Citigroup Inc.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  In addition, the notes may have significantly less liquidity than the basket components.

The Price at Which You May Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes, and the price, if any, at which you may be able to sell your notes prior to maturity,  will be affected by the value of the energy MLP basket and a number of other factors.  Some of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant.  Many of these factors also affect the net investment value of the notes and may impact the amount you receive at maturity, if any.

Value of the Energy MLP Basket.  We expect that the value of the notes will depend substantially on the amount by which the value of the energy MLP basket changes from the starting basket value.  However, changes in the value of the energy MLP basket may not always be reflected, in full or in part, in the value of the notes.  If you choose to sell your notes, you may receive less than the amount that would be payable at maturity based on that value.  If you choose to sell your notes when the value of the energy MLP basket is below or not sufficiently above the starting basket value, you are likely to receive less than the amount you originally invested.

The prices of the basket components included in the energy MLP basket will be influenced by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the equity trading markets on which the basket components are traded and by various circumstances that can influence the prices of the basket components.  Citigroup Inc.’s hedging activities, the issuance of securities similar to the notes and other trading activities by Citigroup Inc., its affiliates and other market participants can also affect the value of the energy MLP basket.

Events Involving the Basket Components.  General economic conditions and earnings results of the basket components and real or anticipated changes in those conditions or results may affect the value of the notes.

Credit Ratings, Financial Condition and Results of Citigroup Inc. Actual or anticipated changes in the credit ratings, financial condition, or results of Citigroup Inc. may affect the value of the notes.  The notes are subject to the credit risk of Citigroup Inc.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the value of the notes attributable to another factor.

The Calculation Agent, Which is an Affiliate of the Issuer, Will Make Determinations With Respect to the Notes

Citigroup Global Markets, which is acting as the calculation agent for the notes, is an affiliate of ours.  As calculation agent, Citigroup Global Markets will determine the net investment value for the notes on any trading day and will calculate the amount of cash, if any, you will receive at maturity.  Upon the occurrence of certain events, Citigroup Global Markets may also remove a basket component from the energy MLP basket.  Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may adversely affect the payment to you at maturity, if any.

Citigroup Inc.’s Hedging Activity Could Result in a Conflict of Interest

We have hedged our obligations under the notes (and possibly to other instruments linked to the basket components) through one or more of our affiliates.  This hedging activity may involve trading in one or more of the basket components or in other instruments, such as options, swaps or futures, based upon the basket components.  This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the value of the energy MLP basket and, therefore, the determination of any payment due at maturity.  It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in any secondary market that may develop.  Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the value of the notes declines.

The Tax Consequences of an Investment in the Notes are Unclear

There is no direct legal authority as to the proper U.S. federal tax treatment of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment described herein.  Although we intend to treat the notes as prepaid forward contracts with associated coupons, if the IRS were successful in asserting an alternative treatment the tax consequences of ownership and disposition of the notes might be materially and adversely affected and additional reporting and filing requirements might apply.

Even if the treatment of the notes as prepaid forward contracts with associated coupons is respected, the notes may treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, some or all of the long-term capital gain that you would otherwise recognize upon sale, exchange or retirement of the Notes may be treated as ordinary income and a notional interest charge would apply to any such recharacterized gain.

Moreover, as described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

If you are a Non-U.S. Holder, you should note that in determining our withholding responsibilities, if any, we generally expect to withhold on each coupon payment at a rate of 30% and we will not be required to pay any additional amounts with respect to amounts withheld.  In addition, under an alternative treatment of the notes you could be required to file a U.S. federal income tax return.

You should read carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors Relating to the Basket Components Included in the Energy MLP Basket

You Will Have No Rights With Respect to Any MLP Represented in the Energy MLP Basket

You will have no rights as a holder of the notes with respect to any of the MLPs represented in the energy MLP basket, even though the value of the notes is expected to depend, in part, on the closing prices of the basket components and the amount of cash distributions, if any, paid on the basket components over the term of the notes.  The MLPs represented in the energy MLP basket are not involved in the offering of the notes and have no obligations relating to the notes.  In addition, you will have no voting rights and will not directly receive dividends or other distributions, if any, from the represented in the energy MLP basket, if any, with respect to any of the basket components.

Energy MLP Market Risks May Affect the Value of the Notes and the Amount You Will Receive at Maturity

We expect that the value of the energy MLP basket will fluctuate in accordance with changes in the closing prices of the basket components, the financial condition of the MLPs represented in the energy MLP basket and certain other factors.  The financial condition of the MLPs represented in the energy MLP basket may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the value of the energy MLP basket and thus in the value of the notes.  Securities are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the basket components change.  Investor perceptions of the basket components are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises.  The value of the energy MLP basket is expected to fluctuate until the maturity date.

The Return on the Notes May Be Lower Than the Return on a Note Linked to a More Diversified Basket

While the energy MLP basket will consist of ten basket components, all MLPs represented in the energy MLP basket are engaged in energy sector businesses, in particular the midstream energy assets, products and services such as gathering and processing and the fractionating, storing, terminalling, transporting, distributing trading and marketing of natural resources or energy assets.  In addition, for the most part, the businesses, operations and consumers of all ten MLPs represented in the energy MLP basket are predominantly based in the continental United States and may be geographically concentrated.  Such lack of diversification may cause the closing prices of the basket components to move in the same or a similar direction (to be “highly correlated”), to be more volatile or to cause the return on the notes, if any, to be less than the return on a similar instrument linked to more diversified basket.

The Basket Components Are Subject to Risks Related to the Energy Industry

All of the basket components are issued by MLPs whose primary lines of business are directly associated with the energy industry, including the oil and gas sector.  In addition, many of these MLPs are non-diversified businesses that are exposed to the risks associated with those businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses.  MLPs in the energy industry are significantly affected by a number of factors including: worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products; changes in tax or other laws affecting MLPs generally; regulatory changes affecting pipeline fees and other regulatory fees in the energy sector; the effects of political events and government regulation; the impact of direct government intervention, such as embargos; changes in fiscal, monetary and exchange control programs; changes in the relative prices of competing energy products; changes in the output and trade of oil and other energy producers; changes in environmental and weather conditions; the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products; decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise; risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products; uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States or elsewhere; and general economic and geopolitical conditions in the United States and worldwide.

These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the price of some or all of the basket components to decline, and the amounts of their cash dividends to decrease, during the term of the notes.

The Value of the Energy MLP Basket and the Interest Payments on the Notes Could be Significantly Reduced if the Current Tax or Other Regulatory Treatment of the MLP Issuers Changes

If the tax treatment of the MLPs changes in an adverse manner, or if other regulatory authorities enact regulations which negatively affect MLPs’ ability to generate or distribute income, cash flow and after-tax distributions paid to holders of MLP common units could be significantly reduced. Any reduction in distributions made by the basket components will reduce the quarterly interest payments on the notes. In addition, reductions in cash flow or payments made to holders of MLP common units likely would result in a significant reduction in the value of the basket components. Any reduction in the value of the basket components will reduce the value of the energy MLP basket, and accordingly, the value of the notes.

The Historical Data on the Basket Components Are Not Indicative of the Future Performance of the Basket Components

The historical data on the basket components, which are included in this pricing supplement, should not be taken as an indication of the actual performance of the basket components during the term of the notes, an indication of whether you should sell the notes in the secondary market, if any, or an indication of the actual amount you will receive at maturity.  Changes in the prices of the basket components will affect the value of the energy MLP basket and the value of the notes, but it is impossible to predict whether the actual price of each basket component will rise or fall.

Certain Basket Components Have a Limited History

The amount payable at maturity is based on the net investment value which is dependent on the performance of the energy MLP basket.  Certain basket components have limited historical closing price data available for you to consider in making an independent investigation of the performance of the basket components.  If only limited historical closing price data is available for a basket component, you will not have the benefit of observing how the basket component would have performed in a variety of past market conditions.  In any event, historical information on any basket component is not a prediction of how it may perform in the future.  See “Description of the Basket Components” below for available historical information.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus in connection with your investment in the Notes.  The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC Web site):

▪	Prospectus Supplement dated December 20, 2012 and Prospectus filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000119312512509203/d448811d424b2.htm

General

The Strategic Market Access Notes Based Upon a Basket of Energy-Related Master Limited Partnerships Due February 4, 2015 (the “Notes”) are senior unsecured debt securities offering no principal protection.  The amount you receive at maturity, if any, will be based on the performance of a basket of energy-related Master Limited Partnerships (the “Energy MLP Basket”) and may be less than your initial investment in the Notes and could be zero.  Each Note has a stated principal amount of $1,000.

The Energy MLP Basket is comprised of the common units of ten energy-related MLPs (the “Basket Components”) and will be initially equally weighted and rebalanced to equal weighting on the Basket Rebalancing Date. The Basket Components are as follows:

MLP Name	Ticker	Exchange
Access Midstream Partners, L.P.	ACMP	NYSE
DCP Midstream Partners, LP	DPM	NYSE
Enterprise Products Partners L.P.	EPD	NYSE
EQT Midstream Partners, LP	EQM	NYSE
Golar LNG Partners LP	GMLP	NASDAQ Global Market
MarkWest Energy Partners, L.P.	MWE	NYSE
Targa Resources Partners LP	NGLS	NYSE
Plains All American Pipeline, L.P.	PAA	NYSE
Western Gas Partners, LP	WES	NYSE
Williams Partners L.P.	WPZ	NYSE

The Notes are debt securities issued under the senior debt indenture described in the accompanying prospectus supplement and prospectus.  The aggregate stated principal amount of Notes issued will be $3,777,000 (3,777 Notes).  The Notes will mature on February 4, 2015 (the “Maturity Date”).  The Notes will constitute part of the senior unsecured debt of Citigroup Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  All payments on the Notes are subject to the credit risk of Citigroup Inc.  The Notes will be issued only in fully registered form and in denominations of $1,000 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

The Notes will bear a total amount of interest equal to the sum of (i) the Fixed Interest Amount and (ii) the Variable Interest Amount, which may be zero.  We will pay interest in cash quarterly on the 3rd of each February, May, August and November, beginning on May 3, 2013, and on the Maturity Date. We refer to each of these quarterly payment dates as an Interest Payment Date and to the date three Trading Days prior to each Interest Payment Date as an Interest Determination Date.  Each period from but excluding an Interest Determination Date, or the Pricing Date, to and including the next Interest Determination Date, we refer to as an Interest Period.  The interest payment calculated for any Interest Period is applicable only to that Interest Period.  The interest payments for any other Interest Period will vary and may be as little as $0.25 per Note.

The Fixed Interest Amount for any Interest Period will equal 0.10% per annum and will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Variable Interest Amount for any Interest Period will equal the Dividend Amount accrued from but excluding the prior Interest Determination Date to and including the next following Interest Determination Date (or, in the case of the first Interest Period, from but excluding the Pricing Date to and including the first Interest Determination Date).  If the Dividend Amount is zero on any Interest Determination Date, you will not receive a Variable Interest Amount for the related Interest Period, and your interest payment for that Interest Period will be $0.25 per Note.

The Dividend Amount will equal the total amount of ordinary cash dividends with respect to the Basket Components for which an Ex-Date has occurred during the relevant time period, if any, for each $1,000 Note after giving effect to the $10 sales charge per Note.

The Ex-Date relating to the cash dividend on any Basket Component is the first date on which such common units trade in the regular way on their principal national securities exchange without the right to receive this cash dividend.

Payment at Maturity

The payment you receive at maturity of the Notes, if any, will be equal to the Net Investment Value of the Notes determined on the Valuation Date, plus accrued and unpaid interest. The Net Investment Value of the Notes on the Valuation Date will depend on the performance of the Energy MLP Basket from the Pricing Date to the Valuation Date.  For the avoidance of doubt, your payment at maturity will include the final interest payment, without duplication with respect to the applicable accrued and unpaid Dividend Amount.

In order for you to receive at maturity at least the stated principal amount of $1,000 per Note, the Net Investment Value on the Valuation Date must have increased from the Net Investment Value on the Pricing Date by an amount greater than the sum of (i) Accumulated Basket Adjustment Fee and (ii) a sales charge of $10 per Note.  Otherwise, the amount you receive at maturity, if any, will be less than the stated principal amount of the Notes and could be zero.

Net Investment Value

On the Pricing Date, the Net Investment Value was $990 per Note.  On any Trading Day after the Pricing Date, the Net Investment Value per Note will equal:

($990 x Basket Return Percentage) + Accrued Dividend Amount – Accumulated Basket Adjustment Fee

The Basket Return Percentage on any Trading Day will equal the following fraction, expressed as a percentage:

Ending Basket Value
Starting Basket Value

The Starting Basket Value will equal 100 and was set on the Pricing Date.

The Ending Basket Value on any Trading Day will equal the Closing Value of the Energy MLP Basket on that Trading Day.

The Closing Value of the Energy MLP Basket on any Trading Day will equal the sum of the product, for each Basket Component, of (i) the closing price of that Basket Component on that Trading Day and (ii) that Basket Component’s Basket Composition Ratio.

On each Trading Day from and including the Pricing Date to and excluding the Basket Rebalancing Date, the Basket Composition Ratio for each Basket Component will equal (100 divided by 10) divided by the closing price of that Basket Component on the Pricing Date.

On each Trading Day from and including the Basket Rebalancing Date to and including the Valuation Date, the Basket Composition Ratio for each Basket Component will equal (A) (i) the Ending Basket Value on the Basket Rebalancing Date (calculated without giving effect to the re-calculation of the Basket Component Ratio on the Basket Rebalancing Date) divided by (ii) the number of Basket Components on the Basket Rebalancing Date divided by (B) the closing price of that Basket Component on the Basket Rebalancing Date.

The Basket Rebalancing Date will be January 29, 2014.

The Accrued Dividend Amount on any Trading Day will equal the accrued and unpaid Dividend Amount up to and including that Trading Day.

The Accumulated Basket Adjustment Fee on any Trading Day will equal the following formula:

A + B ×    C    × D
       365

where,

A = the Accumulated Basket Adjustment Fee on the immediately preceding Trading Day;

B = the Basket Adjustment Factor of 1.00%;

C = the number of calendar days since the immediately preceding Trading Day; and

D = the Net Investment Value of the Notes on the immediately preceding Trading Day.

The Pricing Date means January 28, 2013, the date of this pricing supplement and the date on which the Notes priced for initial sale to the public.

The Valuation Date will be January 30, 2015, the third Trading Day prior to maturity.

A Trading Day means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Alternext US, NASDAQ Global Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

The closing price of a Basket Component or any other security for which a closing price must be determined (as described in the section “—Dilution Adjustments”) on any Trading Day will be (1) if the common unit or security is listed on a national securities exchange on that Trading Day, any reported sale price, regular way, of the principal trading session on that date on the principal national securities exchange on which the common unit or security is listed or admitted to trading, and (2) if the common unit or security is not listed on a national securities exchange on that Trading Day, or if the reported sale price on such exchange is not obtainable (even if the common unit or security is listed or admitted to trading on such exchange), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the closing price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Valuation Date. If no reported sale price of the principal trading session is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the closing price on any Trading Day, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common unit or security obtained from as many dealers in such common unit or security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

A Market Disruption Event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise), or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) a Basket Component (or any other security for which a closing price must be determined) or (2) any options contracts or futures contracts relating to the Basket Component (or other relevant security), or any options on such futures contracts, on any exchange or market; if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

Interest Payments and Payments at Maturity—Hypothetical Examples

The examples of hypothetical interest payments and maturity payments set forth below are intended to illustrate the effect of different Dividend Amounts and Ending Basket Values of the Energy MLP Basket on the amount you will receive in respect of the Notes.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied.  The actual amount you receive on each Interest Payment Date will depend on the actual Dividend Amount for that Interest Period, and the actual amount you receive if you hold your Notes at maturity will depend on the actual Net Investment Value on the Valuation Date.

Hypothetical Interest Payments

The interest payable on each quarterly Interest Payment Date, which can be as little as $0.25 per Note (0.025% of $1,000 stated principal amount per Note), will depend on the Dividend Amount for that Interest Period.  The Dividend Amount will vary and could be zero for any Interest Period.  Because the Dividend Amount may be subject to significant variations during each Interest Period, it is not possible to present a complete range of possible interest amounts.

The examples of hypothetical interest amounts set forth below are intended to illustrate the effect of different Dividend Amounts in each Interest Period, which depends on the actual amount of ordinary cash dividends with respect to the Basket Components for which an Ex-Date has occurred during such Interest Period.  The hypothetical interest amounts are based on the assumption that there are 90 days in each Interest Period, that the Notes have a term of eighteen months and that the Notes are held to maturity. The hypothetical Total Interest Amount for each Interest Period provided in the examples below is only relevant to such Interest Period.  A hypothetical return for one Interest Period is no indication of such return for a subsequent Interest Period.

Example 1:  The Dividend Amount is the same in each Interest Period.

Each Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $14.85 per Note (a 6% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on each Interest Payment Date: $15.10 per Note

Hypothetical Total Interest Amount paid per Note: $90.60 ($1.50 total Fixed Interest Amount per Note + $89.10 total Variable Interest Amount per Note)

Example 2:  The Dividend Amount decreases after the first Interest Period.

First Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $14.85 per Note (a 6% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the first Interest Payment Date: $15.10 per Note

Second Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $2.48 per Note (a 1% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the second Interest Payment Date: $2.73 per Note

Third Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $2.48 per Note (a 1% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the third Interest Payment Date: $2.73 per Note

Fourth Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $2.48 per Note (a 1% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the fourth Interest Payment Date: $2.73 per Note

Fifth Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $2.48 per Note (a 1% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable at maturity: $2.73 per Note

Sixth Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $2.48 per Note (a 1% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable at maturity: $2.73 per Note

Hypothetical Total Interest Amount paid per Note: $28.73 ($1.50 total Fixed Interest Amount per Note + $27.23 total Variable Interest Amount per Note)

Example 3: The Dividend Amount increases after the first Interest Period.

First Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $14.85 per Note (a 6% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the first Interest Payment Date: $15.10 per Note

Second Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $24.75 per Note (a 10% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the second Interest Payment Date: $25.00 per Note

Third Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $24.75 per Note (a 10% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the third Interest Payment Date: $25.00 per Note

Fourth Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $24.75 per Note (a 10% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable on the fourth Interest Payment Date: $25.00 per Note

Fifth Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $24.75 per Note (a 10% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable at maturity: $25.00 per Note

Sixth Interest Period

•	Fixed Interest Amount: $0.25 per Note (0.10% per annum on $1,000 per Note)

•	Hypothetical Variable Interest Amount: $24.75 per Note (a 10% per annum dividend yield on the Basket Components)

•	Hypothetical Total Interest Amount payable at maturity: $25.00 per Note

Hypothetical Total Interest Amount paid per Note: $140.10 ($1.50 total Fixed Interest Amount per Note + $138.60 total Variable Interest Amount per Note)

Hypothetical Payments at Maturity and Total Returns

The maturity payment due on the Notes will be based on the Net Investment Value on the Valuation Date.  The Net Investment Value depends on the Ending Basket Value, the Dividend Amount and the Accumulated Basket Adjustment Fee.  Because the Net Investment Value may be subject to significant variations during the term of the Notes, it is not possible to present a table illustrating a complete range of possible Net Investment Values or total returns on the Notes.

The examples of hypothetical Net Investment Values on the Valuation Date, total payments and total returns on the Notes set forth below are intended to illustrate the effect of different Ending Basket Values and Dividend Amounts on the payment due.  All of the hypothetical examples below are based on the following assumptions:

Issue price: $1,000 per Note

Starting Basket Value: 100

Basket Adjustment Factor: 1.00% per annum, which equals a total Accumulated Basket Adjustment Fee of $12.375 (calculated using a constant Hypothetical Net Investment Value of $990 per Note).  The actual Accumulated Basket Adjustment Fee will vary over the term of the Notes as the Net Investment Value of the Notes varies.

The Notes are held until maturity.

Hypothetical Ending Basket Value	Hypothetical Basket Return Percentage (1)	Hypothetical Final Net Investment Value per Note (2)	Hypothetical Total Interest Amounts per Note (3)	Hypothetical Total Payments per Note (4)	Hypothetical Total Return
74	74%	$720.23	$90.60*	$810.83	-18.92%
103	103%	$1,007.33	$90.60*	$1,097.93	9.79%
131	131%	$1,284.53	$90.60*	$1,375.13	37.51%
74	74%	$720.23	$28.73**	$748.96	-25.10%
103	103%	$1,007.33	$28.73**	$1,036.06	3.61%
131	131%	$1,284.53	$28.73**	$1,313.26	31.33%
74	74%	$720.23	$140.10***	$860.33	-13.97%
103	103%	$1,007.33	$140.10***	$1,147.43	14.74%
131	131%	$1,284.53	$140.10***	$1,424.63	42.46%

(1)	Hypothetical Basket Return Percentage = Hypothetical Ending Basket Value
Starting Basket Value

(2)	Hypothetical Final Net Investment Value = ($990 x Hypothetical Basket Return Percentage) + Hypothetical Accrued Dividend Amount – Hypothetical Accumulated Basket Adjustment Fee

(3)	* Hypothetical Fixed Interest Amount + Hypothetical Variable Interest Amount, assuming a 6% per annum dividend yield in each Interest Period. See Hypothetical Interest Payments above.

** Hypothetical Fixed Interest Amount + Hypothetical Variable Interest Amount, assuming a 6% per annum dividend yield in the first Interest Period and a 1% per annum dividend yield in each Interest Period thereafter. See Hypothetical Interest Payments above.

*** Hypothetical Fixed Interest Amount + Hypothetical Variable Interest Amount, assuming a 6% per annum dividend yield in the first Interest Period and a 10% per annum dividend yield in each Interest Period thereafter. See Hypothetical Interest Payments above.

(4)	Hypothetical Total Payments = Hypothetical Total Interest Amount Paid + Hypothetical Final Net Investment Value

Dilution Adjustments

The Basket Composition Ratio for each Basket Component will be subject to adjustment from time to time in certain situations.  Any of these adjustments could have an impact on the Net Investment Value of the Notes.  Citigroup Global Markets, as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the MLP issuer of the Basket Component, after the Pricing Date:

(1)           pays a share dividend or makes a distribution with respect to its common units in such common units (excluding any common units dividend or distribution for which the number of common units paid or distributed is based on a fixed cash equivalent value),

(2)           subdivides or splits its outstanding common units into a greater number of common units,

(3)           combines its outstanding common units into a smaller number of common units, or

(4)           issues by reclassification of its common units any other common units of the MLP issuer of the Basket Component, then, in each of these cases, the Basket Composition Ratio of such Basket Component will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of common units outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of other common units of the MLP issuer of the Basket Component, and the denominator of which will be the number of common units outstanding immediately before the event.

If an MLP issuer of a Basket Component, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common units entitling them to subscribe for or purchase its common units at a price per common unit less than the Then-Current Market Price of the common units, other than rights to purchase common units pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of common units outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional common units offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of common units outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional common units which the aggregate offering price of the total number of common units offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common units, which will be determined by multiplying the total number of common units so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the common units offered thereby have not been delivered, the Basket Composition Ratio will be further adjusted to equal the Basket Composition Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of common units actually delivered.

If an MLP issuer of a Basket Component, after the Pricing Date, declares or pays a dividend or makes a distribution to all holders of the common units of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common units, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common units rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one common unit, and the denominator of which will be the Then-Current Market Price of one common unit, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one common unit. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the Basket Component consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the Trading Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Inc., whose determination will be final.

If an MLP issuer of a Basket Component, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional common units and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common units, then the Basket Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common units, and the denominator of which will be the Then-Current Market Price of the common units on the record date less the amount of the distribution applicable to one common unit which would not be a Permitted Dividend.

For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of a Basket Component and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Basket Component have the option to receive either a number of common units or a fixed amount of cash.

Each dilution adjustment will be effected as follows: in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Basket Component entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the MLP issuer of such Basket Component, in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

A Business Day means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Basket Composition Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the MLP issuer of the Basket Component, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Basket Composition Ratio will be further adjusted to the Basket Composition Ratio which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Basket Composition Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common units, for the purpose of applying any dilution adjustment, means the average closing price per common units for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the closing price by the calculation agent in the event of a Market Disruption Event, as described above, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the third Trading Day prior to maturity.

For purposes of making adjustments described in this section, the “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of common units trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”: any consolidation or merger of the MLP issuer of the Basket Component, or any surviving entity or subsequent surviving entity of the MLP issuer of the Basket Component, with or into another entity, other than a merger or consolidation in which the MLP issuer of the Basket Component is the continuing corporation and in which the common units outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the MLP issuer of the Basket Component or another issuer,  any sale, transfer, lease or conveyance to another corporation or  MLP of the property of the MLP issuer of the Basket Component or any successor as an entirety or substantially as an entirety, any statutory exchange of securities of the MLP issuer of the Basket Component or any successor of the MLP issuer of the Basket Component with another MLP issuer, other than in connection with a merger or acquisition, or  any liquidation, dissolution or winding up of the MLP issuer of the Basket Component or any successor of the MLP issuer of the Basket Component, the closing price of such Basket Component on any Trading Day thereafter up to and including  maturity will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the sum of (1), (2) and (3), below:

1.	for any cash received in a Reorganization Event, the amount of cash received per common unit,

2.
for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per common units, as determined by a nationally recognized independent investment banking firm retained for this purpose, whose determination will be final, and

3.
for any Marketable Securities received in a Reorganization Event, an amount equal to the closing price per security or common unit of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each common unit.

“Marketable Securities” are any perpetual equity securities or common units or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities or number of common units constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Notes that would have required an adjustment as described above, had it occurred with respect to the Basket Component or the MLP issuer of such Basket Component. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Citigroup Global Markets will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment at maturity, calculated as though the Valuation Date were the date of acceleration.  See “—Payment at Maturity” above.  In case of default under the Notes, whether in the payment of interest or any other payment due under the Notes, no interest will accrue on such overdue payment either before or after the Maturity Date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC.  The Bank of New York Mellon, as trustee under an indenture dated as of March 15, 1987, will serve as trustee for the Notes.

The CUSIP number for the Notes is 1730T0RB7.  The ISIN for the Notes is US1730T0RB79.

Calculation Agent

The calculation agent for the Notes will be Citigroup Global Markets, an affiliate of Citigroup Inc.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the Notes.  Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE ENERGY MLP BASKET

General

The Energy MLP Basket was established on the Pricing Date and is comprised of the common units of the ten energy-related Master Limited Partnerships described under “Description of the Basket Components.”  The Basket Components were required to meet fixed selection criteria developed by Citigroup Global Markets and will not change during the term of the Notes, except in connection with certain events described under “—Removal of a Basket Component from the Energy MLP Basket.” The Basket Components will be equally weighted initially and rebalanced to equal weighting on the Basket Rebalancing Date.

Description of the Selection Criteria

Each common unit included in the Energy MLP Basket was required to meet the following fixed selection criteria developed by Citigroup Global Markets, including that the MLP issuing the common unit, as of the date of this pricing supplement:  is a publicly traded partnership exempt from corporate taxation under the 1986 Tax Reform Act , as amended; is an MLP that owns and operates businesses relating to natural resources (as categorized by the National Association of Publicly Traded Partnerships) and is primarily engaged in the oil and gas midstream energy services, including transportation (including pipelines), processing, storage, compressing, refining, fractionation, marketing and distribution but excluding exploration and production; has common units listed on the New York Stock Exchange, NASDAQ Global Market or any other U.S. securities exchange; has a float-adjusted market capitalization of at least $500 million, where “float-adjusted market capitalization” with respect to any MLP means its market capitalization minus the limited partnership interests held by such MLP’s general partners, each as disclosed in its most recent periodic filing made with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); pays cash distributions; is not affiliated with Citigroup Inc. and does not have 8% or more of its common units owned by Citigroup Inc. or any of its subsidiaries; and has an Analyst Consensus Rating published by Bloomberg (under the “ANR” function), greater than “3.5”, based on the average rating of all equity analysts covering MLPs (where an Analyst Consensus Rating of “3”  represents a “hold” ratings, an Analyst Consensus Rating of “1” represents all “sell” ratings, and an Analyst Consensus Rating of “5” represents all “buy” ratings).

Removal of a Basket Component from the Energy MLP Basket

A common unit will be removed from the Energy MLP Basket at the close of business on the Trading Day on which any of the following events occur, each as determined by the Calculation Agent in its sole discretion: the relevant MLP is no longer a publicly traded partnership exempt from corporate taxation under the 1986 Tax Reform Act, as amended, except if the MLP has lost its exemption due to a change in applicable tax law or regulation that disqualifies all MLPs from such exemption; the common unit is no longer listed on the New York Stock Exchange, NASDAQ Global Market or any other U.S. securities exchange;  the relevant MLP commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law; the relevant MLP has entered against it by a court having jurisdiction (x) an order for relief in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (y) an order adjudging it bankrupt or insolvent under such law; the relevant MLP commences a voluntary winding up, liquidation, dissolution or other discontinuance of its legal existence (except in the context of a merger or other acquisition) or consents to the entry of an order for relief in an involuntary case requiring such action; the relevant MLP is affiliated with Citigroup Inc. or Citigroup Inc. or any of its subsidiaries owns 8% or more of its common units; or Citigroup Global Markets is prohibited by internal policy from trading or owning the common unit.

If a Basket Component is removed from the Energy MLP Basket, it will not be replaced and the amount of the Closing Value of the Energy MLP Basket represented by that removed Basket Component on the immediately preceding Trading Day will be equally spread to each remaining Basket Component.

Rebalancing of the Energy MLP Basket

On the Basket Rebalancing Date, the calculation agent will rebalance the Energy MLP Basket so that the Basket Components are equally weighted and each contributes approximately 10% of the total value of the Energy MLP Basket (subject to the provisions under “—Removal of a Basket Component from the Energy MLP Basket” above).  All calculations will be based upon the closing price of each of the Basket Components on the immediately preceding Trading Day.  All determinations made by the calculation agent in connection with the rebalancing of the Energy MLP Basket will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error.

DESCRIPTION OF THE BASKET COMPONENTS

General

The following information regarding each of the Basket Components has been obtained from publicly available documents.  Each of the MLP issuers of a Basket Component is currently subject to the information requirements of the Exchange Act.  Accordingly, each MLP issuer of a Basket Component files reports and other information with the SEC.  Such reports and other information are available to the public on the SEC’s website at http://www.sec.gov by reference to the SEC file number listed below for each Basket Component, or may be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Components or other securities issued by the related MLPs.  We have derived all disclosures contained in this pricing supplement regarding each Basket Component from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Notes, neither Citigroup Inc. nor Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to any of the MLP issuers of the Basket Components.  Neither Citigroup Inc. nor Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding each of the relevant MLPs is accurate or complete.

The Notes represent obligations of Citigroup Inc. only.  None of the MLP issuers of the Basket Components is involved in any way in this offering nor have any obligation relating to the Notes or to holders of the Notes.

DESCRIPTION OF ACCESS MIDSTREAM PARTNERS, L.P.

According to publicly available documents, Access Midstream Partners, L.P. provides natural gas gathering services.  Its SEC file number is 001-34831.  Access Midstream Partners, L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Access Midstream Partners, L.P.

The common units of Access Midstream Partners, L.P. are listed on NYSE under the symbol “ACMP.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Access Midstream Partners, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Access Midstream Partners, L.P.

According to Access Midstream Partners, L.P.’s Form 10-Q for the quarterly period ended September 30, 2012, as of November 1, 2012, Access Midstream Partners, L.P. had 78,923,018 common units outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Access Midstream Partners, L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High ($)	Low ($)	Dividends ($)
2010
Quarter
Third (from July 28, 2010)	25.70	21.00	0.0000
Fourth	28.95	25.34	0.2165
2011
Quarter
First	28.91	25.60	0.3375
Second	28.93	25.52	0.3500
Third	28.65	24.17	0.3625
Fourth	29.00	24.72	0.3750
2012
Quarter
First	31.19	27.70	0.3900
Second	29.65	22.51	0.4050
Third	33.45	27.00	0.4200

	High ($)	Low ($)	Dividends ($)
Fourth	37.15	31.66	0.4350
2013
Quarter
First (through January 28, 2013)	36.23	34.42	n/a

The closing price of the common units of Access Midstream Partners, L.P. on January 28, 2013 was $36.23.

Graph of Historical Closing Price Information

The following graph sets forth the daily closing price of the common units of Access Midstream Partners, L.P., as reported on NYSE, from July 28, 2010 to January 28, 2013.  The data reflected in the graph below were obtained from Bloomberg L.P.  Past closing prices of the common units of Access Midstream Partners, L.P. are not indicative of future closing prices of the common units of Access Midstream Partners, L.P.

DESCRIPTION OF DCP MIDSTREAM PARTNERS, LP

According to publicly available documents, DCP Midstream Partners, LP is engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; and producing, fractionating, transporting, storing and selling Natural Gas Liquids (“NGLs”) and condensate.  Its SEC file number is 001-32678. DCP Midstream Partners, LP files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of DCP Midstream Partners, LP

The common units of DCP Midstream Partners, LP are listed on NYSE under the symbol “DPM.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of DCP Midstream Partners, LP, as reported on NYSE, as well as the cash dividends paid per common unit of DCP Midstream Partners, LP

According to DCP Midstream Partners, LP’s Form 10-Q for the quarterly period ended September 30, 2012, as of November 2, 2012, there were outstanding 61,091,793 common units representing limited partner interests of DCP Midstream Partners, LP.

Holders of Notes will not be entitled to any rights with respect to the common units of DCP Midstream Partners, LP (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High ($)	Low ($)	Dividends ($)
2008
Quarter
First	43.51	27.37	0.5700
Second	31.51	28.98	0.5900
Third	30.21	16.92	0.6000
Fourth	16.94	5.75	0.6000
2009
Quarter
First	14.26	8.83	0.6000
Second	21.65	14.20	0.6000
Third	25.44	20.72	0.6000
Fourth	29.57	24.36	0.6000
2010
Quarter
First	33.61	28.45	0.6000
Second	33.94	27.49	0.6000
Third	36.27	31.69	0.6100
Fourth	37.40	33.81	0.6100
2011
Quarter
First	42.58	37.41	0.6175
Second	44.55	37.91	0.6250
Third	42.00	35.11	0.6325
Fourth	47.55	37.46	0.6400
2012
Quarter
First	49.28	44.90	0.6500
Second	46.24	36.75	0.6600
Third	46.44	40.86	0.6700
Fourth	46.94	38.60	0.6800
2013
Quarter
First (through January 28, 2013)	44.56	42.37	n/a

The closing price of the common units of DCP Midstream Partners, LP on January 28, 2013 was $44.56.

We make no representation as to the amount of dividends, if any, that DCP Midstream Partners, LP may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from DCP Midstream Partners, LP.

Graph of Historical Closing Price Information

The following graph sets forth the daily closing price of the common units of DCP Midstream Partners, LP, as reported on NYSE, from January 2, 2008 to January 28, 2013.  The data reflected in the graph below were obtained from Bloomberg L.P.  Past closing prices of the common units of DCP Midstream Partners, LP are not indicative of future closing prices of the common units of DCP Midstream Partners, LP.

DESCRIPTION OF ENTERPRISE PRODUCTS PARTNERS L.P.

According to publicly available documents, Enterprise Products Partners L.P. provides midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Its SEC file number is 001-14323. Enterprise Products Partners L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Enterprise Products Partners L.P.

The common units of Enterprise Products Partners L.P. are listed on NYSE under the symbol “EPD.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Enterprise Products Partners L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Enterprise Products Partners L.P.

According to Enterprise Products Partners L.P.’s Form 10-Q for the quarterly period ended September 30, 2012, as of September 30, 2012  there were 895,643,795 common units of Enterprise Products Partners L.P. outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Enterprise Products Partners L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High ($)	Low ($)	Dividends ($)
2008
Quarter
First	32.48	28.21	0.5000
Second	32.31	29.10	0.5075
Third	29.75	23.61	0.5150
Fourth	26.12	17.26	0.5225
2009
Quarter
First	23.39	17.95	0.5300
Second	26.43	21.30	0.5375
Third	29.32	24.85	0.5450
Fourth	32.15	27.79	0.5525
2010
Quarter
First	34.58	30.34	0.5600
Second	36.65	31.68	0.5675
Third	39.67	34.76	0.5750
Fourth	44.30	39.83	0.5825
2011
Quarter
First	44.00	39.51	0.5900
Second	43.81	39.60	0.5975
Third	43.71	37.50	0.6050
Fourth	46.41	39.97	0.6125
2012
Quarter
First	52.45	46.57	0.6200
Second	52.67	46.23	0.6275
Third	54.69	51.39	0.6350
Fourth	54.88	48.81	0.6500
2013
Quarter
First (through January 28, 2013)	56.49	51.85	n/a

The closing price of the common units of Enterprise Products Partners L.P. on January 28, 2013 was $56.49.

We make no representation as to the amount of dividends, if any, that Enterprise Products Partners L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Enterprise Products Partners L.P.

Graph of Historical Closing Price Information

The following graph sets forth the daily closing price of the common units of Enterprise Products Partners L.P., as reported on NYSE, from January 2, 2008 to January 28, 2013.  The data reflected in the graph below were obtained from Bloomberg L.P.  Past closing prices of the common units of Enterprise Products Partners L.P. are not indicative of future closing prices of the common units of Enterprise Products Partners L.P.

DESCRIPTION OF EQT MIDSTREAM PARTNERS LP

According to publicly available documents, EQT Midstream Partners LP, which closed its initial public offering (IPO) to become publicly traded on July 2, 2012, owns, operates, acquires and develops midstream natural gas assets in the Appalachian Basin.  Its SEC file number is 001-35574. EQT Midstream Partners LP files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of EQT Midstream Partners LP

The common units of EQT Midstream Partners LP are listed on NYSE under the symbol “EQM.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of EQT Midstream Partners LP, as reported on NYSE, as well as the cash dividends paid per common unit of EQT Midstream Partners LP.

According to EQT Midstream Partners LP’s Form 10-Q for the quarterly period ended September 30, 2012, as of September 30, 2012, EQT Midstream Partners LP had 17,339,718 common units outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of EQT Midstream Partners LP (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High ($)	Low ($)	Dividends ($)
2012
Quarter
Second (from June 26, 2012)	24.20	21.00	0.0000
Third	30.00	24.00	0.0000
Fourth	31.15	27.99	0. 3500
2013
Quarter
First (through January 28, 2013)	34.52	32.40	n/a

The closing price of the common units of EQT Midstream Partners LP on January 28, 2013 was $34.12.

We make no representation as to the amount of dividends, if any, that EQT Midstream Partners LP may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from EQT Midstream Partners LP.

Graph of Historical Closing Price Information

The following graph sets forth the daily closing price of the common units of EQT Midstream Partners LP, as reported on NYSE, from June 26, 2012 to January 28, 2013.  The data reflected in the graph below were obtained from Bloomberg L.P.  Past closing prices of the common units of EQT Midstream Partners LP are not indicative of future closing prices of the common units of EQT Midstream Partners LP.

DESCRIPTION OF GOLAR LNG PARTNERS LP

According to publicly available documents, Golar LNG Partners LP owns and operates Floating Storage Regasification Units and LNG carriers under long-term charters.  Its SEC file number is 001-35123. Golar LNG Partners LP files reports and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Golar LNG Partners LP

The common units of Golar LNG Partners LP are listed on NASDAQ Global Market under the symbol “GMLP.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Golar LNG Partners LP, as reported on NASDAQ Global Market, as well as the cash dividends paid per common unit of Golar LNG Partners LP.

According to Golar LNG Partners LP’s Schedule 13D/A filed with the SEC on November 21, 2012, as of November 7, 2012 there were 36,246,149 common units of Golar LNG Partners LP outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Golar LNG Partners LP (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High ($)	Low ($)	Dividends ($)
2011
Quarter
Second (from April 7, 2011)	28.50	22.50	0.0000
Third	29.10	23.20	0.3342
Fourth	30.66	23.30	0.4000
2012
Quarter
First	38.72	30.90	0.4300
Second	37.84	28.69	0.4300
Third	34.86	30.44	0.4400
Fourth	32.73	26.12	0.4750
2013
Quarter
First (through January 28, 2013)	32.03	30.39	n/a

The closing price of the common units of Golar LNG Partners LP on January 28, 2013 was $31.77.

We make no representation as to the amount of dividends, if any, that Golar LNG Partners LP may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Golar LNG Partners LP.

Graph of Historical Closing Price Information

The following graph sets forth the daily closing price of the common units of Golar LNG Partners LP, as reported on NASDAQ Global Market, from April 7, 2011 to January 28, 2013.  The data reflected in the graph below were obtained from Bloomberg L.P.  Past closing prices of the common units of Golar LNG Partners LP are not indicative of future closing prices of the common units of Golar LNG Partners LP.

DESCRIPTION OF MARKWEST ENERGY PARTNERS, L.P.

According to publicly available documents, MarkWest Energy Partners, L.P. is engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of NGLs; and the gathering and transportation of crude oil.  Its SEC file number is 001-31239. MarkWest Energy Partners, L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of MarkWest Energy Partners, L.P.

The common units of MarkWest Energy Partners, L.P. are listed on NYSE under the symbol “MWE.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of MarkWest Energy Partners, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of MarkWest Energy Partners, L.P.

According to MarkWest Energy Partners, L.P.’s Form 10-Q for the quarterly period ended September 30, 2012, as of October 31, 2012, MarkWest Energy Partners, L.P.’s common units outstanding were 117,594,365.

Holders of Notes will not be entitled to any rights with respect to the common units of MarkWest Energy Partners, L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High ($)	Low ($)	Dividends ($)
2008
Quarter
First	36.39	29.97	0.5700
Second	37.80	31.15	0.6000
Third	35.57	23.91	0.6300
Fourth	25.14	7.37	0.6400
2009
Quarter
First	13.40	7.49	0.6400
Second	19.95	11.37	0.6400
Third	23.63	18.21	0.6400
Fourth	29.59	23.02	0.6400
2010
Quarter
First	31.76	27.06	0.6400
Second	33.29	27.21	0.6400
Third	36.79	31.81	0.6400
Fourth	43.31	36.13	0.6400
2011
Quarter
First	48.47	41.62	0.6500
Second	51.53	42.95	0.6700
Third	49.67	40.88	0.7000
Fourth	56.11	44.90	0.7300
2012
Quarter
First	61.52	54.17	0.7600
Second	60.15	45.66	0.7900
Third	54.84	50.36	0.8000
Fourth	55.82	46.50	0.8100
2013
Quarter
First (through January 28, 2013)	54.53	52.60	n/a

The closing price of the common units of MarkWest Energy Partners, L.P. on January 28, 2013 was $53.72.

We make no representation as to the amount of dividends, if any, that MarkWest Energy Partners, L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from MarkWest Energy Partners, L.P.

Graph of Historical Closing Price Information

The following graph sets forth the daily closing price of the common units of MarkWest Energy Partners, L.P., as reported on NYSE, from January 2, 2008 to January 28, 2013.  The data reflected in the graph below were obtained from Bloomberg L.P.  Past closing prices of the common units of MarkWest Energy Partners, L.P. are not indicative of future closing prices of the common units of MarkWest Energy Partners, L.P.

DESCRIPTION OF TARGA RESOURCES PARTNERS LP

According to publicly available documents, Targa Resources Partners LP is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting and selling NGLs and NGL products; and storing and terminaling refined petroleum products and crude oil.  Its SEC file number is 001-33303.  Targa Resources Partners LP files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Targa Resources Partners LP

From February 9, 2007 through January 22, 2010, the common units of Targa Resources Partners LP were listed on NASDAQ Global Market under the symbol “NGLS.”  From January 25, 2010 through the present, the common units of Targa Resources Partners LP are listed on NYSE under the symbol “NGLS.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Targa Resources Partners LP, as reported on NASDAQ Global Market from February 9, 2007 to January 22, 2010, and on NYSE, from January 25, 2010 to November 20, 2012, as well as the cash dividends paid per common unit of Targa Resources Partners LP.

According to Targa Resources Partners LP’s Form 10-Q for the quarterly period ended September 30, 2012, as of October 29, 2012 there were 89,170,989 common units of Targa Resources Partners LP outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Targa Resources Partners LP (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High ($)	Low ($)	Dividends ($)
2008
Quarter
First	28.04	21.15	0.3975
Second	26.60	23.05	0.4175
Third	22.60	17.02	0.5125
Fourth	16.74	6.10	0.5175
2009
Quarter
First	10.40	7.25	0.5175
Second	14.97	8.96	0.5175
Third	18.98	13.90	0.5175
Fourth	24.57	18.24	0.5175
2010
Quarter
First	27.00	22.35	0.5175
Second	28.48	20.79	0.5175
Third	27.78	25.16	0.5275
Fourth	33.96	27.97	0.5375
2011
Quarter
First	34.83	31.79	0.5475
Second	35.60	32.15	0.5575
Third	36.35	30.70	0.5700
Fourth	38.68	31.80	0.5825
2012
Quarter
First	43.30	38.22	0.6025
Second	45.31	33.08	0.6225
Third	42.88	36.54	0.6425
Fourth	44.50	34.74	0.6625
2013
Quarter
First (through January 28, 2013)	40.94	37.91	n/a

The closing price of the common units of Targa Resources Partners LP on January 28, 2013 was $39.70.

We make no representation as to the amount of dividends, if any, that Targa Resources Partners LP may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Targa Resources Partners LP.

Graph of Historical Closing Price Information

The following graph sets forth the daily closing price of the common units of Targa Resources Partners LP, as reported on NASDAQ Global Market or NYSE, as applicable, from January 2, 2008 to January 28, 2013.  The data reflected in the graph below were obtained from Bloomberg L.P.  Past closing prices of the common units of Targa Resources Partners LP are not indicative of future closing prices of the common units of Targa Resources Partners LP.

DESCRIPTION OF PLAINS ALL AMERICAN PIPELINE, L.P.

According to publicly available documents, Plains All American Pipeline, L.P.’s business operations consist of natural gas gathering and processing and the fractionating, storing, terminalling, transporting, distributing and marketing of natural gas liquids.  Its SEC file number is 001-14569. Plains All American Pipeline, L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Plains All American Pipeline, L.P.

The common units of Plains All American Pipeline, L.P. are listed on NYSE under the symbol “PAA.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Plains All American Pipeline, L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Plains All American Pipeline, L.P.

According to Plains All American Pipeline, L.P.’s Form 10-Q for the quarterly period ended September 30, 2012, as of October 31, 2012, there were 334,038,748 common units of Plains All American Pipeline, L.P. outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Plains All American Pipeline, L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High ($)	Low ($)	Dividends ($)
2008
Quarter
First	25.91	22.07	0.42500
Second	25.21	22.56	0.43250
Third	23.99	18.24	0.44375
Fourth	20.48	13.01	0.44625
2009
Quarter
First	19.98	17.58	0.44625
Second	22.34	18.71	0.45250
Third	24.83	21.38	0.45250
Fourth	26.52	22.88	0.46000
2010
Quarter
First	28.45	25.84	0.46375
Second	29.88	26.17	0.46750
Third	31.95	28.98	0.47125
Fourth	32.41	30.58	0.47500
2011
Quarter
First	32.79	30.61	0.47875
Second	32.76	29.60	0.48500
Third	32.45	28.52	0.49125
Fourth	36.73	28.67	0.49750
2012
Quarter
First	42.08	36.40	0.51250
Second	41.17	38.21	0.52250
Third	45.41	40.78	0.53250
Fourth	46.76	43.59	0.54250
2013
Quarter
First (through January 28, 2013)	52.51	46.99	0.56250

The closing price of the common units of Plains All American Pipeline, L.P. on January 28, 2013 was $52.51.

We make no representation as to the amount of dividends, if any, that Plains All American Pipeline, L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Plains All American Pipeline, L.P.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the common units of Plains All American Pipeline, L.P., as reported on NYSE, from January 2, 2008 to January 28, 2013.  The data reflected in the graph below were obtained from Bloomberg L.P.  Past closing prices of the common units of Plains All American Pipeline, L.P. are not indicative of future closing prices of the common units of Plains All American Pipeline, L.P.

DESCRIPTION OF WESTERN GAS PARTNERS, LP

According to publicly available documents, Western Gas Partners, LP owns, operates, acquires and develops midstream energy assets.  Its SEC file number is 001-34046.  Western Gas Partners, LP files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Western Gas Partners, LP

The common units of Western Gas Partners, LP are listed on NYSE under the symbol “WES.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Western Gas Partners, LP, as reported on NYSE, as well as the cash dividends paid per common unit of Western Gas Partners, LP.

According to Western Gas Partners, LP’s Form 10-Q for the quarterly period ended September 30, 2012, as of October 29, 2012 there were 95,934,351 common units of Western Gas Partners, LP outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Western Gas Partners, LP (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High ($)	Low ($)	Dividends ($)
2008
Quarter
Second (from May 9, 2008)	17.25	16.15	0.0000
Third	16.96	13.02	0.1582
Fourth	15.17	10.58	0.3000
2009
Quarter
First	15.62	12.63	0.3000
Second	15.65	13.96	0.3000
Third	17.90	15.39	0.3100
Fourth	19.73	17.51	0.3200
2010
Quarter
First	22.87	19.76	0.3300
Second	23.93	20.94	0.3400
Third	27.10	21.97	0.3500
Fourth	31.06	27.43	0.3700
2011
Quarter
First	36.24	30.36	0.3800
Second	36.70	33.93	0.3900
Third	37.06	31.70	0.4050
Fourth	41.27	32.63	0.4200
2012
Quarter
First	47.55	39.18	0.4400
Second	46.98	41.68	0.4600
Third	50.88	43.61	0.4800
Fourth	52.94	45.78	0.5000
2013
Quarter
First (through January 28, 2013)	51.74	49.09	n/a

The closing price of the common units of Western Gas Partners, LP on January 28, 2013 was $51.74.

We make no representation as to the amount of dividends, if any, that Western Gas Partners, LP may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Western Gas Partners, LP.

Graph of Historical Closing Price Information

The following graph sets forth the daily closing price of the common units of Western Gas Partners, LP, as reported on NYSE, from May 9, 2008 to January 28, 2013.  The data reflected in the graph below were obtained from Bloomberg L.P.  Past closing prices of the common units of Western Gas Partners, LP are not indicative of future closing prices of the common units of Western Gas Partners, LP.

DESCRIPTION OF WILLIAMS PARTNERS L.P.

According to publicly available documents, Williams Partners L.P. owns, operates, acquires and develops midstream energy assets.  Its SEC file number is 001-32599.  Williams Partners L.P. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012) and other information with the SEC, and such reports and other information are available to the public as described in “—General” above.

Historical Data on the Common Units of Western Gas Partners, LP

The common units of Williams Partners L.P. are listed on NYSE under the symbol “WPZ.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the common units of Williams Partners L.P., as reported on NYSE, as well as the cash dividends paid per common unit of Williams Partners L.P.

According to Williams Partners L.P.’s Form 10-Q for the quarterly period ended September 30, 2012, as of October 30, 2012 there were 355,184,387 common units of Williams Partners L.P. outstanding.

Holders of Notes will not be entitled to any rights with respect to the common units of Williams Partners L.P. (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High ($)	Low ($)	Dividends ($)
2008
Quarter
First	38.62	31.43	0.5750
Second	36.14	31.64	0.6000
Third	32.65	24.00	0.6250
Fourth	25.96	11.11	0.6350
2009
Quarter
First	17.60	9.23	0.6350
Second	19.33	11.16	0.6350
Third	23.29	17.61	0.6350
Fourth	31.76	22.66	0.6350
2010
Quarter
First	42.14	30.75	0.6350
Second	43.71	36.00	0.6575
Third	47.85	41.86	0.6725
Fourth	48.92	42.50	0.6875
2011
Quarter
First	51.86	45.72	0.7025
Second	55.80	49.66	0.7175
Third	56.04	48.71	0.7325
Fourth	60.56	51.94	0.7475
2012
Quarter
First	65.00	55.75	0.7625
Second	58.24	49.14	0.7775
Third	55.38	50.85	0.7925
Fourth	55.08	45.88	0.8075
2013
Quarter
First (through January 28, 2013)	50.93	49.14	n/a

The closing price of the common units of Williams Partners L.P. on January 28, 2013 was $50.93.

We make no representation as to the amount of dividends, if any, that Williams Partners L.P. may pay in the future. In any event, as an investor in the Notes, you will not be entitled to any direct dividend payments from Williams Partners L.P.

Graph of Historical Closing Price Information

The following graph sets forth the daily closing price of the common units of Williams Partners L.P., as reported on NYSE, from January 2, 2008 to January 28, 2013.  The data reflected in the graph below were obtained from Bloomberg L.P.  Past closing prices of the common units of Williams Partners L.P. are not indicative of future closing prices of the common units of Williams Partners L.P.

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the Notes.  It applies to you only if you are an initial holder of a Note that purchases the Note for cash at its stated principal amount and holds the Note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or differing consequences that may apply to holders subject to special rules, such as:

•      certain financial institutions;
•      dealers or traders subject to a mark-to-market method of tax accounting with respect to the Notes;
•      investors holding the Notes as part of a “straddle,” conversion transaction or constructive sale transaction;
•      U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
•      entities classified as partnerships for U.S. federal income tax purposes;
•      regulated investment companies;
•      tax-exempt entities, including an “individual retirement account” or “Roth IRA”; and
•      persons subject to the alternative minimum tax.

Moreover, this discussion does not address the effects of any applicable state, local or foreign tax laws.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  If you are a partnership holding Notes or a partner in such a partnership, you should consult your tax advisers as to the particular U.S. federal tax consequences to you of holding and disposing of Notes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Notes

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, it is more likely than not that a Note will be treated as a prepaid forward contract with associated coupons for U.S. federal income tax purposes.  By purchasing a Note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described above.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise indicated, the following discussion assumes that the treatment described above is respected.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  You are a “U.S. Holder” if you are a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•      a citizen or individual resident of the United States;
•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or
•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments.  There is no direct authority under current law addressing the proper tax treatment of the coupon payments on the Notes or on instruments similar to the Notes. In determining our information reporting responsibilities in respect of the Notes, if any, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any coupon payments on the Notes as ordinary income.  You should consult your tax adviser regarding the tax treatment of the coupon payments.  The following discussion assumes this treatment is respected, except where otherwise noted.

Sale, Exchange or Retirement.  Upon a sale, exchange or retirement of a Note (including a deemed termination as described in “Possible Taxable Event under Section 1001 of the Code” below) you should recognize gain or loss equal to the difference between the amount realized, (other than any coupon payment received from us, or any amount attributable to an accrued but unpaid coupon, which we intend to treat as described above) and your tax basis in the Note.  Your tax basis in the Note should generally equal the amount you paid to acquire the Note.  Subject to the discussion below regarding the potential application of Section 1260 of the Code, such gain or loss generally should be long-term capital gain or loss if you held the Note for more than one year at the time of disposition.

Potential Application of Section 1260 of the Code

Purchasing a Note may be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain recognized by you in respect of the Notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.”  Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held the Notes, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.  Due to the lack of governing authority under Section 1260, our counsel is unable to opine as to whether or how these rules will apply to the Notes.

If a Note is treated as a “constructive ownership transaction,” there would be a presumption that all long-term capital gain is subject to recharacterization as ordinary income unless the contrary is demonstrated by clear and convincing evidence. It is not clear how the "net underlying long-term capital gain" should be determined under Section 1260 of the Code in the case of an instrument, like the Notes, whose underlying property is rebalanced periodically. One reasonable possibility is that long-term capital gain realized on a sale, exchange or retirement of a Note could be recharacterized as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in the MLPs on the issue date and rebalanced your portfolio as and when the Note was rebalanced.  The amount of “net underlying long-term capital gain” could be affected by the extent of rebalancing and by factors such as the extent to which cash distributions of each constituent MLP is less than or exceeds the MLP’s taxable income.  Because the relevant information may not be available to you, it may be quite difficult to establish the amount of “net underlying long-term capital gain” by clear and convincing evidence.  Accordingly, it is possible that all or a significant portion of the long-term capital gain recognized on the Notes will be recharacterized as ordinary income and be subject to an interest charge as described above.  You should consult your tax adviser regarding the potential application of the constructive ownership rules to the Notes.

Possible Taxable Event under Section 1001 of the Code

In the event of a removal of an MLP from the Energy MLP Basket or a rebalancing of the Energy MLP Basket, it is possible that the Notes could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes.  In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the Notes.

Possible Alternative Tax Treatments of an Investment in the Notes

Alternative U.S. federal income tax treatments of the Notes are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Notes.  It is possible, for example, that you could be treated as the beneficial owner of the MLPs for U.S. federal income tax purposes.  In that event, you would be required to recognize your allocable share of the taxable income earned by the MLPs, which might in a particular taxable year be greater than the amount of cash payments you receive on the Notes in that year.  Accordingly, your tax consequences might be significantly affected, and additional reporting and filing requirements would generally apply.

It is also possible that the Notes could be treated in their entirety as debt instruments issued by us.  Under this treatment, the Notes would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of your tax accounting method, in each year that you held the Notes you would be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Notes.  In addition, any gain on the sale, exchange or retirement of the Notes would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Notes could also affect the timing and character of income or loss with respect to the Notes.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rules described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Because of the uncertain treatment of the Notes, you should consult with your tax adviser regarding the U.S. federal income tax treatment of an investment in the Notes, including the consequences of possible alternative treatments of the Notes.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien individual;
•      a foreign corporation; or
•      a foreign estate or trust.

You are not a “Non-U.S. Holder” if you are (i) an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or (ii) a former citizen or resident of the United States and certain conditions apply. If you are such a holder, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes, including the issues discussed below, in light of your circumstances.

Coupon Payments.  Based on the tax treatment described above, in determining our withholding responsibilities, if any, we generally expect to withhold on any coupon payments at a rate of 30%.  We will not be required to pay any additional amounts with respect to amounts withheld.

Sale, Exchange or Retirement. Subject to the discussion below regarding “FIRPTA” and “FATCA,” under current law and based on the tax treatment described above, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you upon a sale, exchange or retirement of the Notes (other than any coupon payment received from us, or any amount attributable to an accrued but unpaid coupon, which we intend to treat as described above)  provided that (i) income in respect of the Notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

If you are engaged in a U.S. trade or business, and if income from the Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base maintained by you), you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  If you are such a holder and you are a corporation, you may also be subject to a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  As described above under “Tax Consequences to U.S. Holders — Possible Alternative Tax Treatments of an Investment in the Notes,” alternative U.S. federal income tax treatments of the Notes are possible. For example, it is possible that you could be treated as the beneficial owner of the MLPs for U.S. federal income tax purposes.  In that event, you would generally be treated as earning income that is “effectively connected” with the conduct of a United States trade or business to the extent of your share of such income earned by the MLPs.  Also, if you are a corporation, you might be subject to a 30% (or lower treaty rate) branch profits tax.  As a result, your tax consequences might be significantly and adversely affected, and you would generally be required to file an income tax return in the United States for the taxable years in which you were treated as owning units of the MLPs.

It is also possible that the Notes could be recharacterized as debt instruments, in which case, subject to the discussion below regarding “FIRPTA” and “FATCA,” any payment made to you with respect to a Note generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income in respect of the Note is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the Notes are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to these instruments should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Notes, possibly with retroactive effect.

FIRPTA

Section 897 of the Code, commonly referred to as “FIRPTA,” applies to certain interests (each, a “United States real property interest”) in entities that beneficially own significant amounts of United States real property, which may well include some or all of the MLPs.  If under the FIRPTA rules a Note were treated as a “United States real property interest,” any gain from the sale, exchange or retirement of the Notes would be subject to U.S. federal income tax and would be required to be reported by you on a U.S. federal income tax return, generally in the same manner as if you were a U.S. Holder, and would in certain cases be subject to withholding in the amount of 10% of the gross proceeds of such disposition. If withholding is required, we will not be required to pay additional amounts with respect to amounts withheld.  Although the matter is not clear, if you are a corporation and if the FIRPTA rules were to apply to your gain on the disposition of a Note, you might also be subject to a 30% (or lower treaty rate) branch profits tax on your gain.

An exception to the FIRPTA rules applies in respect of interests in entities, such as the MLPs, that have a regularly traded class of interests outstanding.  Under this exception, a non-regularly traded interest in such an entity generally is not subject to the FIRPTA rules unless it is convertible into or its fair market value exceeds 5% of the entity’s regularly traded class of interests.  A holding of 5% or less of a regularly traded interest in such an entity generally is not subject to the FIRPTA rules.  However, because certain attribution and aggregation rules apply, you should consult your tax adviser regarding whether your ownership interest in the Notes will meet this exemption from the FIRPTA rules in light of your circumstances, including any other interest you may have in an MLP.

FATCA Legislation

Legislation enacted in 2010 commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied.  Pursuant to proposed Treasury regulations and guidance from the U.S. Treasury Department and the IRS, this legislation will apply to certain financial instruments issued after December 31, 2012.  Although the application of these rules to the Notes is not clear because the U.S. federal income tax treatment of the Notes is uncertain, this legislation may apply to payments on the Notes made after December 31, 2013, and therefore you should expect the applicable withholding agent to treat this legislation as applying after this date.  If withholding tax applies to the Notes, we will not be required to pay any additional amounts with respect to amounts withheld.

Federal Estate Tax

Individual Non-U.S. Holders, and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property subject to U.S. federal estate tax.  If you are such an individual or entity, you should consult your tax advisers regarding the U.S. federal estate tax consequences of investing in the Notes.

Backup Withholding and Information Reporting

Payments on the Notes and amounts received on the sale, exchange or retirement of the Notes may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

Prospective investors in the Notes should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated December 20, 2012 among Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to Citigroup Global Markets, $3,777,000 aggregate stated principal amount of the Notes (3,777 Notes) for $990 per Note.  Citigroup Global Markets proposes to offer the Notes to selected dealers not affiliated with Citigroup Global Markets at the public offering price less a selling concession of $10.00 per Note for brokerage accounts.  Citigroup Global Markets will not receive an underwriting fee, and dealers will not receive a selling concession, for any sales of the Notes to fee-based advisory accounts.  Dealers may reallow a selling concession of not more than $10.00 per Note on sales to certain other dealers for brokerage accounts.  If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any securities exchange.

In order to hedge its obligations under the Notes, Citigroup Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the Notes—The Inclusion of Fees and Projected Profit from Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices,” “— Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Notes,” and “—Citigroup Inc.’s Hedging Activity Could Result in a Conflict of Interest”  in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Inc.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Notes and related lending transactions, provided that neither the issuer of the Notees nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Notes.

Accordingly, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase or holding of the Notes that (a) it is not a Plan and its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Notes shall be required to represent (and deemed to have represented by its purchase of the Notes) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Notes are contractual financial instruments.  The financial exposure provided by the Notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Notes.  The Notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Notes.

Each purchaser or holder of any Notes acknowledges and agrees that:

(i)           the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Notes, (B) the purchaser or holder’s investment in the Notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Notes;

(ii)          we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Notes and (B) all hedging transactions in connection with our obligations under the Notes;

(iii)         any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)         our interests are adverse to the interests of the purchaser or holder; and

(v)          neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the Notes offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Notes, nor the issuance and delivery of the Notes, nor the compliance by Citigroup Inc. with the terms of the Notes, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the terms of the Notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such Notes and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of  Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the Notes offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

TABLE OF CONTENTS

Citigroup  Inc.

Medium-Term Senior Notes, Series H

Strategic Market Access Notes
Based Upon a Basket of Energy-Related
Master Limited Partnerships
Due February 4, 2015
($1,000 stated principal amount per Note)

Pricing Supplement
January 28, 2013
(Including Prospectus Supplement Dated
December 20, 2012 and Prospectus Dated
May 12, 2011)

Page
Pricing Supplement
Summary Information—Q&A	PS-2
Risk Factors Relating to the Notes	PS-7
Description of the Notes	PS-12
Description of the Energy MLP Basket	PS-22
Description of the Basket Components	PS-23
United States Federal Tax Considerations	PS-43
Plan of Distribution; Conflicts of Interest	PS-48
Benefit Plan Investor Considerations	PS-49
Validity of the Notes	PS-51

Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-3
Forward-Looking Statements	S-4
Description of the Notes	S-5
United States Federal Tax Considerations	S-22
Plan of Distribution; Conflicts of Interest	S-31
Benefit Plan Investor Considerations	S-35
Legal Matters	S-37

Prospectus
Prospectus Summary	1
Forward-Looking Statements	7
Citigroup Inc.	7
Use of Proceeds and Hedging	7
European Monetary Union	9
Description of Debt Securities	9
United States Tax Documentation Requirements	33
United States Federal Tax Considerations	34
Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency	41
Description of Common Stock Warrants	43
Description of Index Warrants	44
Description of Capital Stock	47
Description of Preferred Stock	49
Description of Depositary Shares	52
Description of Stock Purchase Contracts and Stock Purchase Units	54
Plan of Distribution	55
ERISA Considerations	57
Legal Matters	58
Experts	58